Exhibit 5.5

James W. Cuminale Chief Legal Officer

June 19, 2013

Nielsen Finance LLC

Nielsen Finance Co.

85 Broad Street

New York, New York 10004

Ladies and Gentlemen:

I am the Chief Legal Officer of the Nielsen Company B.V., a company organized in the Netherlands (the “Company”). The Company, Nielsen Finance LLC, a Delaware limited liability company, and Nielsen Finance Co., a Delaware corporation (together with Nielsen Finance LLC, the “Issuers”), and the subsidiary guarantors listed therein (the “Guarantors”), have filed a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), pursuant to which the Issuers are issuing pursuant to an exchange offer up to $800 million in aggregate principal of 4.50% Senior Notes due 2020 (the “Exchange Notes”) and the Guarantors are issuing guarantees with respect to the Exchange Notes (the “Exchange Note Guarantees”). The Exchange Notes and the Exchange Note Guarantees will be issued under an indenture dated as of October 2, 2012 (as amended through the date hereof, the “Indenture”), among the Issuers, the guarantors listed therein and Law Debenture Trust Company of New York, as trustee (the “Trustee”).

I have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement.

In rendering the opinions contained herein, I have relied upon my examination or the examination by members of our legal staff or outside counsel (in the ordinary course of business) of the original or copies certified or otherwise identified to our satisfaction of the charter, bylaws or other governing documents of the subsidiaries named in Schedule I hereto (the “Schedule I Subsidiaries”), resolutions and written consents of their respective boards of directors, general partners, managers and managing members, as the case may be, statements and certificates from officers of the Schedule I Subsidiaries and such other documents and records relating to the Schedule I Subsidiaries as we have deemed appropriate. I, or a member of my staff, have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments of all the

The Nielsen Company 40 Danbury Road, Wilton, CT 06897 tel 203-563-3155 fax 203-563-2876 james.cuminale@nielsen.com registrants and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents or statements of public officials and of officers and representatives of the Company, the Issuers, and the Schedule I Subsidiaries.

In rendering the opinions set forth below, I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Exchange Note Guarantees have been duly authorized, executed and delivered by each of the Schedule I Subsidiaries.

This opinion letter is given as of the date hereof and I assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to my attention or any change in laws that may hereafter occur.

I hereby consent to the filing of this opinion letter as Exhibit 5.5 to the Registration Statement.

Very truly yours,

/s/ James W. Cuminale

James W. Cuminale

Schedule I

Guarantors Incorporated or Formed in Jurisdictions other than the Netherlands,

Luxembourg or Ireland, or the States of New York, Delaware or California

Subsidiary	State of Incorporation or Formation
The Cambridge Group, Inc.	Illinois
Marketing Analytics, Inc.	Illinois
The Perishables Group, Inc.	Illinois